Exhibit 21

                                          SUBSIDIARIES OF THE COMPANY
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    Telecom Plus Shared Tenants Services, Inc.
    Maxcell Telecom Plus, Inc.
    Maxcell Telecom Plus of Rhode Island, Inc. (2)
    TPI Restaurants, Inc.
    Danver's International , Inc. (1)
    The Insurex Agency, Inc. (1)
    Insurex Benefit Administrators, Inc. (1)
    TPI Entertainment, Inc.
    TPI West Palm, Inc.
    TPI Transportation, Inc. (1)
    TPI Insurance Corporation
    TPI Commissary, Inc. (1)

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    (1)     Wholly-owned subsidiary of TPI Restaurants, Inc.
    (2)     Wholly-owned subsidiary of Maxcell Telecom Plus, Inc.